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Exhibit 10.42

August 20, 2003

Ms. Paula Kruger
[Withheld]

Dear Paula:

We are pleased to extend an offer of employment to you on behalf of Qwest Corporation. At Qwest our foundation is the Spirit of Service and our priority is to serve our customers every day. We offer exciting opportunities to work in a fast-paced, technology driven environment. For this you would be well rewarded through highly competitive compensation and benefits programs. You would be an asset to our enthusiastic, energetic and dedicated team and encourage you to seriously consider the attractive offer outlined below.

This letter is intended to set forth the terms and conditions of an employment offer for you to work for Qwest Services Corporation in the position of Executive Vice President, Consumer Markets reporting directly to Dick Notebaert, Chairman and CEO.

1.
Base Salary: $400,000 per annum

2.
Annual Bonus Plan: You will be eligible to participate in the annual bonus plan for 2003. Your target bonus will be 100% of your annual base pay.

3.
Equity Incentive Plan: You are entitled to participate in Qwest's Equity Incentive Plan. You will receive a non-qualified stock option grant of 350,000 shares of Qwest common stock pursuant to the Equity Incentive Plan ("EIP"), as amended. The purchase price of each share covered by this grant will be the later of either 1) the closing market price on your date of hire, or 2) the date of grant approval by the EIP Committee or its delegates, which generally occurs weekly. The options will vest and become exercisable in installments of twenty-five percent (25%) per year for four years beginning one year from the date of the grant, for as long as you remain in continuous employment with Qwest.

4.
Executive Perquisite: You will receive an executive perquisite benefit of $35,000 (prorated to reflect the month of your hire and grossed up for income tax). Your perquisite check will be payable to you one week after your first paycheck.

5.
Executive Benefits: As an Executive Vice President, you will be eligible for the following:

a)
35 days of time off with pay per year

b)
Supplemental Executive Retirement Plan—This plan makes up the difference between what would be paid under the Qwest Pension Plan, without IRS limits on compensation, and what is actually paid under that plan.

c)
Supplemental Executive Disability Coverage—You are eligible to receive up to 26 weeks of short term disability benefits. This benefit pays 70% of your base pay plus target bonus with no maximum monthly benefit. In addition, if your employment ends as a result of a disability, you are eligible to receive a long-term disability benefit of 60% of base pay plus target bonus with no maximum monthly benefit.

6.
Relocation: The Company will relocate you and your family under the Tier I relocation policy for executives. We will authorize Ms. Connie Blair, in our relocation department, to contact you to initiate this process upon your acceptance of this assignment offer.

Please pay special attention to the following items, as this offer of employment is conditional upon your completion of each:

7.
Severance Agreement: You will be required to sign and return the attached Severance Agreement.

8.
Drug Test: You must successfully complete a drug test within two (2) business days of your receipt of this offer. Please contact 1-866-682-4166 (toll free number) to schedule your drug test nearest your home or work location. You will not be contacted as to the results of your test unless there is an issue.

9.
Background Check: You are required to complete and return the enclosed Information and Authorization form, Fair Credit Reporting Act Disclosure and Authorization form and the Qwest Application for Employment with of your acceptance of this offer. You will not be contacted as to the results of the background checks that these forms authorize unless there is a discrepancy.

We anticipate your start date to be September 8, 2003.

If you have questions about this information, please feel free to call me at [Withheld].

If the above terms and conditions are acceptable to you, please sign below and return a copy along with the signed Severance Agreement to me in the enclosed envelope by Friday, August 22, 2003.

Sincerely,

Barry K. Allen
Executive Vice President, Chief Human Resources Officer

I accept the above offer:

/s/ PAULA KRUGER Paula Kruger	[Withheld] Date of Birth
[Withheld]
Social Security Number
Distribution to be made upon acceptance of job offer: cc: C. Blair/ Relocation

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  Exhibit 10.42